1. Name and Address of Reporting Person
   SANDLER, MARK J.
   400 East Cary Street
   Richmond, VA 23219
2. Issuer Name and Ticker or Trading Symbol
   United Dominion Realty Trust, Inc. (UDR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Day/Year
   02/21/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    02/21/2003            J         9526        A   $0.0000                   D
                                                      <F1>                      <F1>
Common Stock                    02/21/2003            G         -2000       D   $0.0000    133090         D
Common Stock                                                                               28000          I           Trust for
                                                                                                                      Children

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $9.9375                                                   01/03/2010 Common                      18400   D
Options                                                                          Stock
(Right to
buy)
Stock       $10.75                                                    05/08/2010 Common                      2000    D
Options                                                                          Stock
(Right to
buy)
Stock       $10.8125                                                  01/04/2009 Common                      15000   D
Options                                                                          Stock
(Right to
buy)
Stock       $10.8125                                                  01/02/2011 Common                      15048   D
Options                                                                          Stock
(Right to
buy)
Stock       $11.1875                                                  05/11/2009 Common                      2000    D
Options                                                                          Stock
(Right to
buy)
Stock       $13.9375                                                  05/12/2008 Common                      2000    D
Options                                                                          Stock
(Right to
buy)
Stock       $14.375                                                   05/06/2007 Common                      2000    D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
Shares acquired through Dividend Reinvestment

SIGNATURE OF REPORTING PERSON

MARK J. SANDLER
____________________
/s/ MARK J. SANDLER

DATE
02/21/2003